Exhibit 10.13

Amended and Restated
Mead Johnson & Company, LLC
Senior Executive Severance Plan
and
Summary Plan Description

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Contents
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Introduction and Highlights            1
Eligibility to Participate                2
Eligibility for Severance Benefits            3
Severance Payments and Benefits            5
Amendment and Plan Termination            9
Additional Plan Information            10
Code Section 409A                12
Administrative Information About Your Plan        14
Your Rights and Privileges Under ERISA        16
Other Administrative Facts            17
Glossary                        18

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Introduction and Highlights
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Mead Johnson & Company, LLC (the "Company") adopted the Mead Johnson & Company, LLC Senior Executive Severance Plan (the "Plan") effective as of December 23, 2009 for eligible executive level employees of the Company and its participating subsidiaries and affiliates ("Participating Employers"). The purpose of the Plan is to provide equitable treatment for terminated eligible employees in concert with the Company's values and culture, provide financial support for such employees seeking new employment, and recognize such employees' contributions to the Company. The Company further believes that the Plan will aid the Company in attracting and retaining highly qualified executive level employees who are essential to its success.

The Plan has been amended and restated, to reflect certain changes in the bonus provisions and to make other technical and conforming changes. This document sets out the Plan's provisions as of January 1, 2011, which is the effective date of the amendment and restatement of the Plan. This document serves as the Plan's official document and summary plan description. It replaces and supersedes any plan document, summary, or description you may have previously received regarding the Company's severance benefits as they apply to you. The Glossary at the end of this document defines the capitalized terms used in the Plan or tells you where in this document to find a term's meaning. When you encounter a capitalized term, turn to the Glossary to find its meaning.
You are eligible to receive Severance Pay and other benefits under the Plan if (i) you meet the applicable eligibility criteria, (ii) your employment terminates under circumstances which entitle you to benefits, (iii) you timely sign and return an Executive Separation Agreement & General Release, and (iv) the Executive Separation Agreement & General Release has become effective, all as described below. The “Release Requirements” will be considered satisfied as of a specified date if the requirements set forth in paragraphs (iii) and (iv) are met as of such date.
Severance Pay is based on your position and is equal to a multiple of your base salary. You will also be entitled to payment of a pro-rated portion of your Bonus. As set forth below, certain benefits coverage may continue to be available for a specified time period after your Termination Date. You will also be entitled to Basic Severance Pay equal to four weeks of your base salary without regard to whether you satisfy the Release Requirements.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Eligibility to Participate
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You are eligible to participate in the Plan only if you are an active, full-time or part-time executive level employee of the Company or a Participating Employer with a salary grade of 18 or above and if you are either employed in the U.S. or a U.S. expatriate at a Company or Participating Employer location abroad.
Who Is Not Eligible to Participate
Notwithstanding any other Plan provision, you are not eligible to participate in the Plan and will be excluded from coverage under the Plan if you are:

(A)	an employee who is a party to an individual arrangement or a written employment agreement providing severance payments other than pursuant to the Plan;

(B)	employed at a salary grade that is not eligible to participate in the Plan; or

(C)
covered by a local practice outside the U.S. that provides for severance payments and/or benefits in connection with a voluntary or involuntary termination of employment that are greater than the severance payments and/or benefits set forth in the Plan.

You will not be entitled to Severance Pay or other benefits under the Plan (including Basic Severance Pay) if you are entitled to severance pay or benefits under the Executive Change in Control Severance Plan.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Eligibility for Severance Benefits
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Right To Severance Payments And Benefits
You will be eligible to receive severance payments and benefits from the Company as set forth in the Severance Payments and Benefits Section of this Plan if your Termination Date occurs for any one or more of the following reasons:

(A)	Your employment is terminated involuntarily by the Company or a Participating Employer, other than for Cause; or

(B)	You voluntarily terminate your employment for Good Reason.
To qualify for severance payments and benefits under the Plan upon voluntary termination for Good Reason, you must notify the Company in writing of termination for Good Reason, specifying the event constituting Good Reason, within 10 business days after the occurrence of the event that you believe constitutes Good Reason. Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing will be deemed a waiver of the right to voluntarily terminate your employment for that Good Reason event. The Company will have a period of 30 days after receipt of your notice in which to cure the Good Reason. If the Good Reason is cured within this period, you will not be entitled to severance payments and benefits under the Plan. If the Company waives its right to cure or does not, within the 30 day period, cure the Good Reason, you will be entitled to severance payments and benefits under the Plan subject to the terms and conditions hereof, and your actual Termination Date will be determined in the sole discretion of the Company, but in no event will it be later than 30 calendar days from the date the Company waives its right to cure or the end of the 30-day period in which to cure the Good Reason, whichever is earlier.
Ineligibility for Severance Benefits
Notwithstanding any other provision of the Plan, you will not be eligible for severance payments and benefits under the Plan if your Termination Date occurs by reason of any of the following:

•	Voluntary termination or voluntary retirement other than for Good Reason;

•	Mandatory retirement from employment in accordance with Company policy or statutory requirements;

•	Disability (as defined in the Company's Long-Term Disability Plan);

•	For Cause; or

•
Refusal to accept a transfer to a position with the Company or a Participating Employer, as applicable, for which you are qualified, as determined by the Company, by reason of your knowledge, training, and experience, provided that the transfer would not constitute Good Reason for a voluntary termination.

Cause
"Cause" means the following:

(A)	Failure or refusal by you to substantially perform your duties with the Company or a Participating Employer (except where the failure results from incapacity due to Disability); or

(B)
Severe misconduct or activity deemed detrimental to the interests of the Company or a Participating Employer. This may include, but is not limited to, the following: acts involving dishonesty, violation of the Company's or a Participating Employer's written policies (such as those related to alcohol or drugs, etc.), violation of safety rules, disorderly conduct, discrimination and/or discriminatory harassment, unauthorized disclosure of the Company's or a Participating Employer's confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime.

"Cause" will be interpreted by the Compensation Committee (or its designee) in its sole discretion and such interpretation will be conclusive and binding on all parties.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Good Reason
"Good Reason" means the occurrence of any one or more of the following events which occur without your express written consent:

(A)	A material reduction in your base salary;

(B)	A reduction in your grade level (e.g., the Company changes your job level from a 18 to a 17), resulting in a material diminution of your authority, duties, or responsibilities;

(C)
A change in the principal location of your job or office, such that you will be based at a location that is 50 miles or more further (determined in accordance with the Company's relocation policy) from your principal job or office location immediately prior to the proposed change in your job or office.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Severance Payments and Benefits
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Under the Plan, you are eligible to receive Basic Severance Pay, Severance Pay and benefits as set forth below, provided you meet the eligibility criteria for severance payments and benefits described in the previous Section and this Section.
Cash Severance Payments
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Basic Severance Pay
If you are eligible for severance benefits, as defined by the Plan, you will be entitled to Basic Severance Pay, subject to the terms and conditions of the Plan, equal to four weeks of your Base Salary. Basic Severance Pay is not subject to the Release Requirements and will be made at regular payroll intervals according to your pay schedule prior to your Termination Date.
Severance Pay
If you are eligible for severance benefits, as defined by the Plan, you will be entitled to Severance Pay, subject to the terms and conditions of the Plan. Your Severance Pay will consist of (A) a pro-rata portion of your Bonus (the “Bonus Portion”), plus (B) cash severance payments (the “Cash Portion”) determined in accordance with the following schedule:

Tier	Amount of Cash Portion of Severance Pay
Tier 1 (Chief Executive Officer)	Two times Base Salary
Tier 2 (Chief Financial Officer and Region Presidents)	One and one-half times Base Salary
Tier 3 (Senior Executives in Grade 18 and above not in Tier 1 or Tier 2)	One to one and one-half times Base Salary*

*	Determination of whether the amount is one or one and one-half times Base Salary shall be made by the Compensation Committee (or its designee).
Any Severance Pay to which you are entitled is in addition to, and not in lieu of, any Basic Severance Pay to which you may be entitled under the Plan.
Payment of the Bonus Portion of your Severance Pay will be made in a lump sum at the time that annual incentive bonuses are paid to similarly-situated employees of the Company or Participating Employers who have not terminated employment, including, if applicable, after any required actions, including certification of applicable performance targets, are taken by the Compensation Committee; provided that the Release Requirements are satisfied as of the Payment Start Date (or, if earlier, the date on which annual incentive bonuses are otherwise paid to similarly-situated employees of the Company or Participating Employers who have not terminated employment).
Payments of the Cash Portion of your Severance Pay will begin as of the date that is 60 days after your Termination Date (the “Payment Start Date”) provided that the Release Requirements are satisfied as of such date. Thereafter, payment of the Cash Portion of your Severance Pay will be made in substantially equal installments over the Severance Pay Period at regular payroll intervals according to your pay schedule prior to your Termination Date (unless otherwise required under Code Section 409A); provided, however, that if you are entitled to the Cash Portion of your Severance Pay and you obtain new employment after your Termination Date, all remaining payments of the Cash Portion of your Severance Pay, if any, will be paid to you in a lump sum

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

payment to the extent that such remaining payments are not subject to Code Section 409A. You are required to notify the Company within 10 days after you obtain other employment after your Termination Date. Your “Severance Pay Period” shall mean the period of time included in the severance multiplier (i.e., 2 years for Tier 1, 18 months for Tier 2 and one year for Tier 3). If the Release Requirements are not satisfied as of the Payment Start Date, you will not receive any Severance Pay (or other benefits) under the Plan (other than Basic Severance Pay if you are entitled to such payments).

Notwithstanding the foregoing, if a payment of Basic Severance Pay or Severance Pay is a direct payment or a substitute or replacement for a right to payment that constitutes nonqualified deferred compensation within the meaning of Code Section 409A, including, to the extent applicable, amounts payable under another plan or agreement between the employee and the Company (the “Protected Amount”) and if the Protected Amount is payable upon termination of employment, then the Basic Severance Pay and Severance Pay shall be paid at the same time and in the same form as the Protected Amount.
No Duplication of Benefits/No Substitution
Nothing in the Plan, a change in control plan or agreement, an offer letter or letter agreement from the Company or a Participating Employer, a prevailing practice of the Company or a Participating Employer, or any oral statement made by or on behalf of the Company or a Participating Employer will entitle you to receive duplicate benefits in connection with a voluntary or involuntary termination of employment. For example, you are not eligible for payments and benefits under both this Plan and a change in control letter agreement between you and the Company. The Company's (or any Participating Employer's) obligation of the Company to make payments under the Plan will be expressly conditioned upon you not receiving duplicate payments. In addition, if you are entitled to Severance Pay under the Plan, you will not receive payment of your Bonus for the year in which your Termination Date occurs (other than the Bonus Portion of your Severance Pay).
To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to an employee under another plan of the Company or a Participating Employer (or their affiliates) or an agreement with an employee and the Company or a Participating Employer (or their affiliates), including a change in control plan or agreement, an offer letter or letter agreement, or to the extent that an employee who is eligible for benefits under the Plan moves between Tiers, and to the extent that such other payments or benefits or the severance payments and benefits provided under this Plan are subject to Code Section 409A, the Plan shall be administered to ensure that no payment or benefit under the Plan will be (i) accelerated in violation of Code Section 409A or (ii) further deferred in violation of Code Section 409A.
Offset for U.S. Expatriates
The amount of the total Severance Pay to which you are entitled under the Plan will be reduced (but not below zero) for U.S. expatriates by a amount equal to any (i) payments of severance required to be paid by law in any country other than the U.S. and (ii) tax equalization payments due to the Company or a Participating Employer, and the payments and benefits under the Plan are conditioned upon any such payments required to be paid by law and/or tax equalization payments due being offset. Any offset shall be applied in a manner consistent with Code Section 409A to the extent that either the Severance Pay or the payments described in paragraphs (i) or (ii) next above are subject to Code Section 409A.
Debt owed to the Company or a Participating Employer
If you owe the Company or a Participating Employer money for any reason, the Company or Participating Employer may offset the amount of the debt from your Basic Severance Pay and/or Severance Pay to the extent permitted by law; provided, however, that, any such offset shall be applied in a manner consistent with Code Section 409A to the extent that the Basic Severance Pay or Severance Pay is subject to Code Section 409A.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Continuation of Employee Benefits/Special Benefits
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During your Severance Pay Period (and from and after your Termination Date), you are not considered an employee of the Company or a Participating Employer for any purpose -- including eligibility under any Company employee benefit plan. The following benefits, however, will continue to be available as outlined below
Health Care Plans
If you and your dependents were enrolled in the Company's medical and/or dental plan on your Termination Date, this coverage will continue until the end of the month in which you are no longer employed with the Company or a Participating Employer, as applicable. At termination of employment, you and your enrolled eligible dependents will be offered the opportunity to elect to continue your current plan coverage beyond the end of the month in which you are no longer employed with the Company under one of two options. The option that applies to you will depend upon whether or not the Release Requirements have been satisfied as of the Payment Start Date.
Option I applies to you if the Release Requirements are satisfied as of the Payment Start Date. Under Option I, your eligibility for Company subsidized medical and/or dental plan coverage will continue for you and your family until the earliest of (i) the end of your Severance Pay Period, (ii) the date you begin new employment, or (iii) the date that COBRA coverage would otherwise end by its terms, provided, in any case, that you timely elect COBRA continuation coverage for you and your family on the forms provided to you. (Option I continuation coverage is COBRA continuation coverage, but its cost is subsidized by the Company to the same extent as coverage for similarly situated active employees and their families from time to time.) Please remember that your eligible dependents will be able to continue their medical and/or dental coverage under Option I only if you are also entitled to continue coverage under this option.
Option II applies to you if the Release Requirements are not satisfied as of the Payment Start Date. Option II provides for the continuation of medical and/or dental plan coverage as required under COBRA. Under COBRA you are required to pay the full cost of coverage for you and your covered dependents plus a 2% administrative fee. The COBRA continuation period begins as of the first day following the month in which your Termination Date occurs. As with Option 1, you are only entitled to COBRA continuation coverage if you timely elect the coverage on forms provided to you.
If Option I applies to you, then after your Company-subsidized continuation coverage ends, you can continue COBRA coverage, if any. In any event, any medical and/or dental coverage that continues during your Severance Pay Period is also applied toward the maximum continuation period and does not extend the COBRA continuation coverage period.
Detailed information about the two benefit continuation options described above will be mailed to your home at the time of termination.
Note that if you are eligible for severance benefits but not eligible to retire1, you may qualify for the "Rule of 70" benefits under the group health plan. More information regarding this benefit is included in the summary plan description for the health plan.
Life Insurance
Your level of employee life insurance coverage as of your Termination Date will continue at the same level until the end of the month in which your Termination Date occurs. Thereafter, if the Release Requirements are satisfied by the Payment Start Date, Company-provided life insurance coverage equal to one times your Base Salary at your Termination Date will be continued until the earlier of (i) the end of your Severance Pay Period or (ii) the date you begin new employment.
If you are have survivor income coverage or dependent life insurance coverage under the Company's life insurance plan as of your Termination Date, that coverage will end on the last day of the month in which your Termination Date occurs. When your employment terminates, you may have the opportunity to elect to convert all or part of any terminating life insurance coverage to an individual policy with the insurer. Those conversion rights, if any, are determined under the terms of the life insurance plan.
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1     To be eligible to retire, you must be at least age 55 with 10 years of service or age 65.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Employee Assistance Program (EAP)
You may continue to participate in the Company's employee assistance program (EAP) during the Severance Pay Period, as long as you remain eligible for benefits under the Company's medical plan. If you elect COBRA continuation coverage, you may continue to participate in the EAP. You will receive additional information regarding participation at the time of your termination.
Outplacement
You will be eligible for outplacement services with one of the Company's preferred providers in accordance with the Company's outplacement services that are in effect for employees at your level as of your Termination Date for up to 12 months following your Payment Start Date; provided, however, that no outplacement services will be provided unless the Release Requirements are satisfied as of your Payment Start Date.
Other Benefits
Accrued and unused vacation days (including banked vacation), long-term performance awards, vesting and exercising of stock options, vesting of restricted stock and restricted stock units, and bonus payments will be determined in accordance with the applicable Company plans, programs and/or policies. All other benefits coverage and eligibility to participate in the Company's benefit plans will end as of your Termination Date except as otherwise expressly provided by the terms of the applicable benefit plans
Notwithstanding the foregoing, if you are entitled to Severance Pay under the Plan, you will not receive payment of any portion of your Bonus for the year in which your Termination Date occurs (other than the Bonus Portion of your Severance Pay); and

•	The benefits that will end include, but are not limited to:

•	Contributions to the Dependent Care Reimbursement Account;

•	Contributions to the Company's Retirement Savings Plan;

•	Earning additional service for vesting and benefit accrual purposes under the Company's Retirement Plan; and

•	Participation in the Company's disability plans.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Amendment and Plan Termination
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The Company reserves the right to terminate or amend the Plan, in whole or in part, at any time in the Company's sole discretion. The Company reserves the right to implement changes even if the changes have not been reprinted or substituted in this document.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Additional Plan Information
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Employment Status
The Plan does not constitute a contract of employment, and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with the Company, a Participating Employer, or any of their respective affiliates.
Withholding of Taxes
The Company will withhold from any amounts payable under the Plan all Federal, state, local or other taxes that are legally required to be withheld from your severance payments.
No Effect on Other Benefits
Neither the provisions of this Plan nor the severance payments and benefits provided for under the Plan will reduce any amounts otherwise payable to you under any incentive, retirement, stock option, stock bonus, stock ownership, group insurance or other benefit plan.
Validity and Severability
The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.
Unfunded Obligation
All severance payments and benefits under the Plan constitute unfunded obligations of the Company and the Participating Employers. Severance payments will be made, as due, from the general funds of the Company or the Participating Employers. The Plan constitutes solely an unsecured promise by the Company and the Participating Employers to provide severance benefits to you to the extent provided in the Plan. For avoidance of doubt, any medical, dental or life insurance coverage to which you may be entitled under the Plan will be provided under other applicable employee benefit plans of the Company.
Type of Plan and Governing Law
This plan is designed to qualify as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA and is intended to be excepted from the definitions of "employee pension benefit plan" and "pension plan" set forth under Section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of the regulations published by the Secretary of Labor. The Plan and all rights under it will be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the state of Illinois.
Assignment
The Plan will inure to the benefit of and will be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount is still payable to you under the Plan had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to your estate. Your rights under the Plan will not otherwise be transferable or subject to lien or attachment.
Other Benefits
Nothing in this document is intended to guarantee that benefit levels or costs will remain unchanged in the future in any other plan, program or arrangement of the Company. The Company and its affiliates and subsidiaries reserve the right to terminate, amend, modify, suspend, or discontinue any other plan, program or arrangement of the Company or its subsidiaries or affiliates in accordance with the terms of that plan, program or arrangement and applicable law.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Oral Statements
The provisions of this document supersede any oral statements made by any employee, officer, or Board member of the Company or any Participating Employer regarding eligibility, severance payments and benefits.
Successors and Assigns
This Plan will be binding upon and inure to the benefit of the Company and its successors and assigns and will be binding upon and insure to the benefit of you and your legal representatives, heirs and legatees.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Code Section 409A
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Exemption
It is intended that payments of Basic Severance Pay and Severance Pay under the Plan will be exempt from Code Section 409A to the extent payments (i) do not exceed two times the lesser of (1) the employee's total annual compensation based on the employee's annual rate of pay for the prior taxable year (adjusted for any increase that was expected to continue indefinitely) or (2) the limitation under Code Section 401(a)(17) for the year in which the employee has a separation from service within the meaning of Code Section 409A and Treasury regulation Section 1.409A-1(h) ($245,000 in 2010 (2x = $490,000)), and (ii) are paid in full no later than December 31 of the second year following a separation from service or to the extent that such payments otherwise fit within an exemption provided by Code Section 409A or applicable guidance. Similarly, other benefits provided under the Plan are intended to be exempt from Code Section 409A to the extent an applicable exemption is applicable.
Specified Employees
In general, Code Section 409A prohibits certain payments of nonqualified deferred compensation (within the meaning of Code Section 409A) to “Specified Employees” (generally defined as an officer of the Company who is one of the top 50 highest paid employees as determined by the Company) within 6 months following the Specified Employee's separation from service. This rule does not apply to amounts which are exempt from the requirements of Code Section 409A. To comply with this rule and notwithstanding any other provision of the Plan to the contrary, if any payment or benefit under the Plan is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of the employee's Termination Date and if the employee is a Specified Employee (within the meaning of Code Section 409A(a)(2)(B)) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the employee's Termination Date, such payment or benefit shall be delayed until the first day of the seventh month following the Executive's separation from service and shall at that time be paid on a lump sum (or, in the case of a non-cash benefit, shall be provided in a manner that is consistent with Code Section 409A). Any amount that would have been paid or provided during this six month period will be paid on the first business day of the seventh month following the separation from service, or, if earlier, the date of the individual's death.
Statement of Intent
To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of "nonqualified deferred compensation" under Code Section 409A in accordance with one or more exemptions available under the final Treasury regulations promulgated under Code Section 409A. To the extent that any such amount or benefit is or becomes subject to Code Section 409A, this Plan is intended to comply with the applicable requirements of Code Section 409A with respect to those amounts or benefits so as to avoid the imposition of taxes and penalties. This Plan will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.
If you notify the Company (specifying the reasons for your position) that you believe that any provision of this Plan or of any payment to be made or benefit granted under this Plan would cause you to incur any additional tax, penalty or interest under Code Section 409A and if the Company concurs, or if the Company (without any obligation whatsoever to do so) independently makes such a determination, the Company will, after consulting with you and to the extent permitted by law, reform the provision to try to comply with Code Section 409A or to be exempt from Code Section 409A to the extent possible without thereby creating other liability, including liability for any other Plan participant. The Company in its sole discretion may modify the timing of payments and benefits under the Plan for the sole purpose of exempting those payments and benefits from Code Section 409A. To the extent that any payment or benefit under the Plan is modified to comply with Code Section 409A or to be exempt from Code Section 409A, the modification or exemption will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable payment or benefit without violating the provisions of Code Section 409A.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Administrative Information About Your Plan
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Employer Identification Number
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Mead Johnson & Company, LLC's employer identification number is 35-1140848.
Claim for Benefits
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If you believe that you are entitled to payments and benefits under the Plan that are not provided to you, or you disagree with any other action taken by the Plan Administrator with respect to the Plan, then you may submit a claim to the Plan Administrator in writing. A claim must be made in writing and submitted within 6 months of your Termination Date. In the event you make a claim for benefits beyond 6 months of your Termination Date, then you are expressly precluded from receiving any severance payments and/or benefits under the Plan.
Claims Review Procedures
You will be notified in writing by the Plan Administrator if your claim under the Plan is denied.
If a claim for benefits under the Plan is denied in full or in part, you Or your duly authorized representative. may appeal the decision to the Plan Administrator.
To appeal a decision, you* must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after you receive notice of the claim denial described above. You* may also include information or other documentation in support of your claim.
You* will be notified of a decision within 90 days (which may be extended to 180 days, if required) of the date your appeal is received. This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure. If the Plan Administrator requires an extension of time to respond to your appeal, you* will receive notice of the reason for the extension within the initial 90-day period and a date by which you can expect a decision.
If the original denial is upheld on first appeal, you* may request a review of this decision. You* may submit a written request for reconsideration to the Plan Administrator (as listed below) within 60 days after receiving the denial.
You* can review all plan documents in preparing your appeal and you* may have a qualified person represent you* during the appeal process. Any documents or records that support your position must be submitted with your appeal letter.
The case will be reviewed, and you* will receive written notice of the decision within 60 days (which may be extended to 120 days, if required). The written notice will include the specific reasons for the decision and specific reference to the Plan provision(s) on which the decision is based.
Any decision on final appeal will be final, conclusive and binding upon all parties. If the final appeal is denied, however, you will be advised of your right to file a claim in court. It is the Company's intent that in any challenge to a denial of benefits on final appeal under these procedures, the court of law or a professional arbitrator conducting the review will apply to a deferential ("arbitrary and capricious") standard and not a de novo review.

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* Or your duly authorized representative.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Legal Action
You may not bring a lawsuit to recover benefits under the Plan until you have exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than 1 year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on suits for all benefits will apply in any forum where you may initiate such a suit.
Participating Employers
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A complete list of Mead Johnson & Company, LLC affiliates, subsidiaries or divisions that participate in the Plan may be obtained from the Plan Administrator by written request. (See the chart at the end of this Section for the name and address of the Plan Administrator.)
Plan Administrator
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The administration of the Plan is the responsibility of the Plan Administrator. The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits and construing and interpreting the terms of the Plan. In addition, the Plan Administrator has the authority, at its discretion, to delegate its responsibility to others. The chart at the end of this Section contains the name and address of the Plan Administrator. Notwithstanding the foregoing, if and to the extent required by applicable law, the rules of any applicable securities exchange on which the shares of MJN common stock is traded or MJN's by-laws or articles of incorporation, the Plan will be administered by the MJN Board or the Compensation Committee.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Your Rights and Privileges Under ERISA
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As a participant in the Plan, you are entitled to certain rights and protection under Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that you shall be entitled to:
Receive Information About Your Plan and Benefits
Examine, without charge, at the Company's offices and at other specified locations all documents governing the plan filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and updated summary plan description. The administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating certain rights for you, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan's decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in a Federal court.
If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.
You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Other Administrative Facts
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Name of Plan	Amended and Restated Mead Johnson & Company, LLC Senior Executive Severance Plan, a component plan of the Mead Johnson & Company, LLC Welfare Benefit Plan
Type of Plan	"Welfare" plan
Plan Records	Kept on a calendar-year basis
Plan Year	January 1 - December 31
Plan Funding	Company and Participating Employers provide severance benefits from general assets.
Plan Sponsor	Mead Johnson & Company, LLC
Plan Number	501
Plan Administrator and Named Fiduciary	Mead Johnson & Company, LLC 2701 Patriot Blvd. 4th Floor Glenview, IL 60026
Agent for Service of Legal Process on the Plan
Mead Johnson & Company, LLC
c/o Senior Vice President and General Counsel
2701 Patriot Boulevard
Glenview, IL 60026

Mead Johnson & Company, LLC
c/o Senior Vice President, Human Resources
2701 Patriot Blvd.
4th Floor
Glenview, IL 60026

Trustee	Not applicable
Insurance Company	Not applicable

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Glossary
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It is important to know about the following terms as they apply to the Plan.

Base Salary
Your annual base rate of salary in effect as of the effective date of your Termination Date (determined without regard to any reduction in your rate of base salary under circumstances that constitute Good Reason), including salary reductions under Code Sections 132(f), 125, 137, or 401(k), and excluding overtime, bonuses, income from stock options, stock grants, dividend equivalents, benefits-in-kind, allowances (including, but not limited to, car values, vacation bonuses, food coupons) or other incentives, and any other forms of extra compensation. No foreign service or expatriate allowances shall be included in determining base salary or the amount of severance payments payable under the Plan.

Basic Severance Pay
Basic Severance Pay is the minimum cash severance payments to which you are entitled under the Plan, as described in the Severance Payments and Benefits Section, under the subheading “Cash Severance Payments”.

Bonus
The annual incentive bonus to which you would have been entitled for the year in which your Termination Date occurs as determined under the Company's or Participating Employer's annual incentive bonus plan had your Termination Date not occurred, based on satisfaction of applicable performance criteria.

Bonus Portion	The Bonus Portion of your Severance Pay as defined in the Severance Payments and Benefits Section, under the subheading “Cash Severance Payments”.
Cash Portion	The Cash Portion of your Severance Pay as defined in the Severance Payments and Benefits Section, under the subheading “Cash Severance Payments”.
Cause	Cause is defined in the Eligibility For Severance Benefits Section, under the subheading, "Cause".
COBRA
The continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, a amended. It is a federal law allowing certain individuals, under certain circumstances, to continue group health coverage that would otherwise end due to certain qualifying events, including termination of employment.

Code	The Internal Revenue Code of 1986, as amended, which is the Federal tax code.
Company	Mead Johnson & Company, LLC.
Compensation Committee	The Compensation Committee of the Board of Directors of MJN.
Disability	Disability is defined in the Eligibility for Severance Benefits Section, under the subheading “Ineligibility for Severance Benefits”.
ERISA	The Employee Retirement Income Security Act of 1974, as amended, which is a Federal employee benefits law.
Executive Change in Control Severance Plan	The Amended and Restated Mead Johnson & Company, LLC Executive Change in Control Severance Plan.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC

Executive Separation Agreement & General Release
An Executive Separation Agreement & General Release in a form determined by the Company which an employee is required to execute and which must become effective as a condition of severance pay and benefits under the Plan. The Agreement will include, but is not limited to: a general release of claims against the Company, its subsidiaries, its affiliates and their respective officers, directors, employees and agents; certain restrictive covenants and obligations including, but not be limited to, non-competition and non-solicitation covenants for a period of one-year following the Termination Date; and agreements not to make use of confidential or proprietary information of the Company, its subsidiaries or its affiliates, not to disparage or encourage or induce others to disparage the Company, its subsidiaries, its affiliates or their respective products, and to cooperate with the Company, its subsidiaries and its affiliates concerning legal matters.

Good Reason	Good Reason is defined in the Eligibility for Severance Benefits Section, under the subheading "Good Reason".
MJN	Mead Johnson Nutrition Company.
MJN Board	The Board of Directors of MJN.
Participating Employer	A subsidiary or affiliate of the Company that participates in the Plan.
Payment Start Date	Payment Start Date is defined in the Severance Payments and Benefits Section, under the subheading “Cash Severance Payments”.
Plan	The Amended and Restated Mead Johnson & Company, LLC Senior Executive Severance Plan, as set forth in this document and as it may be amended from time to time.
Protected Amount	Protected Amount is defined in the Severance Payment and Benefits Section, under the subheading “Cash Severance Payments”.
Release Requirements	Release Requirements is defined in the Introduction and Highlights Section.
Retirement Savings Plan	The Mead Johnson & Company, LLC Retirement Savings Plan.
Severance Pay
Severance Pay is the cash severance benefits to which you are entitled under the Plan (which includes the Bonus Portion and the Cash Portion), as described in the Severance Payments and Benefits Section, under the subheading “Cash Severance Payments”.

Severance Pay Period	Severance Pay Period is defined in the Severance Payments and Benefits Section, under the subheading “Cash Severance Payments”.
Specified Employee	Specified Employee is defined in the Code Section 409A Section, under the subheading "Specified Employees".
Termination Date
The date on which your employment with the Company, the Participating Employers and their respective affiliates terminates for any reason. To the extent that any payments or benefits under the Plan are subject to Code Section 409A, the determination of whether your Termination Date has occurred (or whether you have otherwise had a termination of employment) shall be made in accordance with the provisions of Code Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

Amended and Restated Senior Executive Severance Plan & SPD - Effective January 1, 2011                 Mead Johnson & Company, LLC